                                                                      EXHIBIT 12

                            DELPHI AUTOMOTIVE SYSTEMS

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                         YEAR ENDED DECEMBER 31,
                                   ---------------------------------------------------------------
                                     1999           1998         1997         1996          1995
                                    ------        ------       -------       -------       -------
                                                          (dollars in millions)
Pre tax (loss) income              $ 1,721       $  (266)      $   259       $ 1,112       $ 1,946
Earnings of non-consolidated
  affiliates                           (44)          (55)          (27)          (57)          (47)
Cash dividends received from
  non-consolidated affiliates           21             1            12            11             3
Portion of rentals deemed to
  be interest                           44            37            42            43            36
Interest and related charges
  on debt                              132           277           287           276           293
                                   -------       -------       -------       -------       -------
    Earnings available for
      fixed charges                $ 1,874       $    (6)      $   573       $ 1,385       $ 2,231
                                   =======       =======       =======       =======       =======


Fixed charges:
Portion of rentals deemed to
  be interest                      $    44       $    37       $    42       $    43       $    36
Interest and related charges
  on debt                              132           277           287           276           293
                                   -------       -------       -------       -------       -------
    Total fixed charges            $   176       $   314       $   329       $   319       $   329
                                   =======       =======       =======       =======       =======

    Ratio of earnings to
      fixed charges                   10.6           N/A           1.7           4.3           6.8
                                   =======       =======       =======       =======       =======

    Fixed charges exceeded earnings by $320 million for the year ended December 31, 1998, resulting in a ratio of less than one.

    Our earnings available for fixed charges for the years ended December 31, 1998, 1997 and 1996 were impacted by a number of special items which management views as non-recurring in nature. The special items included charges for divestitures, asset impairments and postemployment benefits payable under contractual agreements, as well as the impact of work stoppages at certain GM and Delphi locations. Excluding the impact of these special items, our ratio of earnings to fixed charges would have been 4.6, 6.3 and 7.0 for the years ended December 31, 1998, 1997 and 1996, respectively. For more information on special items and work stoppages, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."